Exhibit 3.1

                              ARTICLES OF AMENDMENT
                                       OF
                           LANDSING PACIFIC FUND, INC.



         THIS IS TO CERTIFY THAT:

         FIRST: The charter of Landsing Pacific Fund, Inc., a Maryland corporation (the "Corporation"), is hereby amended by (i) deleting any and all references to classes of Directors from Section 1 of Article X, (ii) deleting existing Section 2 of Article X in its entirety, (iii) deleting the existing caption to Section 3 of Article X and replacing such caption with "Section 2. Vacancies" and (iv) deleting the existing caption to Section 4 of Article X and replacing such caption with "Section 3. Removal".

         SECOND: The amendments to the charter of the Corporation as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

         THIRD: The undersigned president acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned president acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

         IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on behalf by its president and attested to by its secretary on this 30th day of October, 1995.

                                          LANDSING PACIFIC FUND, INC.


                                          By:      /s/  Martin I. Zankel
                                              -----------------------------
                                          Its:  President



ATTEST:

By:      /s/  Dean Banks
     ----------------------
Its:  Secretary

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